Exhibit 21.1

PRINCIPAL SUBSIDIARIES

AK Chemie GMBH (Germany)

Alcor Chemie AG (Switzerland)

Alcor Chemie Vertriebs GmbH (Switzerland)

Aroma & Fine Chemicals Limited (UK)

The Associated Octel Company Limited (UK)

Associated Octel Company (South Africa) (PTY) Limited (South Africa)

CP35500 International Limited (Cyprus)

Finetex Inc. (USA)

Gamlen Industries SA (France)

Leuna Polymer GmbH (Germany)

Novoktan GmbH (Germany)

Octel America Inc (USA)

Octel Developments Plc (UK)

Octel Environmental Limited (UK)

Octel Exhaust Systems Limited (UK)

Octel Finance Limited (UK)

Octel Innovations Limited (UK)

Octel International Limited (UK)

Octel Italia SRL (Italy)

Octel manufacturing Europe GmbH

Octel Starreon LLC (USA)

Octel Sweden AB (Sweden)

Octel Valvemaster Limited (UK)

Prochem Chemicals Inc. (USA)